 EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

Job Aire Group Inc.

Table 1. Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Proposed Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, no par value	457(o)		$9,200,000(2)	.00014760		$1,357.92
Fees to Be Paid	Equity	Underwriter’s warrants(4)	457(g)		—	—
Fees to Be Paid	Equity	Common stock under Underwriter’s warrants (5)	457(o)		$440,000	.00014760		$64.94
Fees Previously Paid	-	-	-		-	-		-
Carry Forward Securities	-	-	-		-	-		-

Total Offering Amounts (3)				$			$
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$1,422.86

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the common stock underlying underwriter’s warrants and the offering price attributable to additional common stock that the underwriter has the option to purchase to cover over-allotments, if any.

(2)	Includes up to an additional 15% of the total number of common stock sold in the offering to cover over-allotments, if any.
(3)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional common stock as may be issued after the date hereof as a result of share sub-divisions, share capitalization or similar transactions.

(4)	No fee required pursuant to Rule 457(g) under the Securities Act.
(5)

Represents common stock underlying warrants issuable to the underwriter to purchase a number of common stock equal to 5% of the total number of common stock sold in this offering, excluding the underwriter’s over-allotment option, at an exercise price equal to 110% of the public offering price of the common stock sold in this offering.